EXHIBIT 99.2

News Release

Rowan Companies, Inc.
2800 Post Oak Boulevard, Suite 5450
   Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                                                              November 1, 2007

ROWAN EXPANDS RIG CONSTRUCTION PROGRAM:
ORDERS FOUR SUPER 116E JACK-UPS FROM KEPPEL AMFELS;
WILL BUILD TWO ADDITIONAL 240-C JACK-UPS

HOUSTON, TEXAS -- Rowan Companies, Inc. (RDC-NYSE) announced today that it has entered into contracts with Keppel AmFELS, Inc. for the construction of four Super 116E class jack-ups.   The rigs will be built at AmFELS’ Brownsville, Texas shipyard, with delivery scheduled at approximately four-month intervals beginning in the second quarter of 2010.  Rowan’s total cost of each rig is expected to average approximately $175 million, with more than one-third of that amount attributable to the cost value of the design, kit components and drilling equipment to be provided by the Company’s manufacturing businesses.

Rowan will also build two additional 240-C class jack-ups at its own Vicksburg, Mississippi shipyard for delivery in the third quarters of 2010 and 2011, at a total cost of approximately $400 million.  The 240-C was designed to be a significant upgrade of the original 116-C class, which has been the "workhorse" of the global drilling industry since its introduction in the late 1970s.  The Company’s first two 240-C rigs are currently under construction at Vicksburg, with delivery expected in the third quarters of 2008 and 2009.

Danny McNease, Chairman and Chief Executive Officer, commented, “We have continued to experience unprecedented global demand for premium drilling equipment.  Each of these new rigs will employ the latest technology to be able to efficiently drill high-pressure, high-temperature and extended-reach wells in just about every prominent jack-up market throughout the world.   All six of these new rigs will be equipped to reach 35,000 feet.

“The construction contracts with Keppel AmFELS afford us the opportunity to accelerate the expansion of our offshore drilling business by partnering with a first class organization and shipyard.  We will provide our innovative rig design and drilling equipment to this project in further testament to the synergies between our drilling and manufacturing divisions, resulting in an average $20 million cost savings per rig and a proportionately higher return on our investment.”

Rowan Companies, Inc. is a major provider of international and domestic offshore contract drilling services.  The Company also owns and operates a manufacturing division that produces equipment for the drilling, mining and timber industries.  The Company’s stock is traded on the New York Stock Exchange.  Common Stock trading symbol: RDC.  Contact: William C. Provine, Vice-President – Investor Relations, 713-960-7575.  Website:  www.rowancompanies.com

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company.  Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations.  Other relevant factors have been disclosed in the Company’s filings with the U. S. Securities and Exchange Commission.